Exhibit 10.21

English Translation

Technology Transfer Agreement

Project: Copyright Transfer of Tian Long Ba Bu Online Game Software v1.0

Transferee (Party A): Beijing Gamease Age Digital Technology Co., Ltd.

Transferor (Party B): Beijing Fire Fox Digital Technology Co., Ltd.

Place of Signing: Haidian District, Beijing

Date of Signing: November 10, 2007

Effective Term: from November 10, 2007 to December 31, 2007

English Translation

According to the Contract Law of the People’s Republic of China, the Parties hereto enter into this contract regarding the copyright transfer of Tian Long Ba Bu Online Game Software v1.0 (the Registration Number of Computer Software Copyright: 2006SRBJ0800) after friendly consultations.

I.	The Content, Requirements and the Industrialization Development of Non-patent Technology:

(1)	Technology Content

The Tian Long Ba Bu Online Game is recomposed based upon the martial arts novels authorized by Mr. Louis Cha. The Tian Long Ba Bu Online Game is a domestic online game with complete 2.5D figures and scenes all based upon independent research and development. The content of the game is healthy and uplifting with the distinct characteristics of the local culture.

<Tian Long Ba Bu Online Game Software v1.0> applied the scene editor especially developed by Party B which makes art and planning perfectly visible while designing the game. According to the nature of the three-dimensional characters in the Tian Long Ba Bu Online Game, Party B has also developed all sorts of export plug-ins of data models, which make the actions of the game figures more smooth, realistic and colorful. In addition, the database of the software has applied cross-platform development, which could be used on either MySQL of Linux or SQL-Server of Windows and could be accessed through the ODBC connection layer.

(2)	Technology Requirements

i.	High Efficient 3D Rendering Engine: The software adopts China’s leading 3D engine FairyLib, which can efficiently deal with all kinds of 3D and support bone action, flexible terms, physical simulation, weather changes and so on, and bring the wonderful screens to the users.

ii.	Asymmetric Encryption Exchange Technology: The software with asymmetric encryption exchange technology and the encryption of the game’s messages with asymmetric exchange technology can prevent third parties from intercepting the software and decrypting the game data package, which can protect the security of the messages.

iii.	Distributed Game Server Platform: The server program is calculated in a distributed manner, and the different scene maps are operated on different servers, which improve the efficiency of the game’s operation. The server program can support tens of thousands of concurrent online users on a single server and provide good service quality to the users.

English Translation

iv.	Cross-platform Game System: The software under the cross-platform network engine of Party B can cause a single server to deal with thousands of connections, to effectively solve the problems of cross-platform and to make the software operate stably either on the Windows system or the Linux system. The database could either use the SQL-Server of Windows as its database system or MySQL of Linux as its database system.

v.	Efficient Script Engine: The script engine of Party B based on the “lua” data model would make all kinds of tasks and special functions of the server development more flexible and efficient.

For the functional requirements of the software projects under this Contract and the detailed technology requirements and standards, Party B shall provide the technology materials to Party A due to the confidentiality of such information.

(3)	The Degree of Industrialization Development of the Technology

i.	The Advantages of Company Technology

The engine of the cross-platform network allows Party B to use a single server to deal with thousands of connections, and the script engine of Party B based on the “lua” data model makes all kinds of tasks for developing servers more flexible and efficient.

All of the above technologies are at its leading level domestically in China.

ii.	Industry Overview of Online Game

There are many differences between the online game industry and other industries. The most prominent point is that the online game industry is an industrial chain composed of research, operation, media and users together. The main line of the online game industrial chain is online game developers, online game operators, channel vendors, telecom operators and users. Among these lines, the online game operators who will directly face upstream developers and the downstream selling channels and users are the core of the whole industrial chain. The auxiliary line of online game industrial chain involves IT games, manufacturing, game industry and the

English Translation

exhibition industry; these rich industrial chains are mutually related to each other. Following the development of the online game standards, the relevant industries obtained huge commercial opportunities, especially in the telecom and IT game industry.

In addition, other than Kingsoft, Shanda, Netease and Object Software presently in China, there are other producers (or game operator) with great abilities of developing online games, like Suzhou Snail, Fire Fox Digital, Pixel Software; some of which develop and operate the game at the same time. Independent research and development is the essential way to develop the national game industry. Although domestic games are limited due to the consciousness, culture and experience at present, research and development will be increasingly emphasized due to the demand for market and industry development.

II.	Technology Information and Documents and the Delivery Date, Place and Method:

(1)	Party B shall provide the following technology materials in an electronic version from the office of Party B to Party A within forty (40) days after the effective date of this Contract.

i.	<Tian Long Ba Bu Online Game Software v1.0> Programming source code and CD-ROM data;

ii.	<Tian Long Ba Bu Online Game Software v1.0> Documentation (the components of software and technology programs, etc.);

iii.	<Tian Long Ba Bu Online Game Software v1.0> User’s manual (software installation method, terms of use, troubleshooting and attentions, etc.).

(2)	During the term of this Contract, Party B shall assist Party A to transact the procedures for the copyright transfer of <Tian Long Ba Bu Online Game Software v1.0>. If the procedures for the copyright transfer cannot be completed timely due to reasons with the relevant authorities, both Parties may enter a supplementary agreement to extend the period.

III.	The Scope of Technology Secrets and Confidentiality Period:

From the date on which Party A issues Party B the certificate of acceptance and compliance regarding the technology projects hereunder, it shall be deemed that the entire copyright of <Tian Long Ba Bu Online Game Software v1.0> owned by Party B

English Translation

has been fully transferred to Party A. During the term of this Contract and the confidentiality period agreed by both Parties, both Parties shall comply with the obligations of confidentiality and shall be liable for breach of contract:

(1)	No relevant technology content shall be disclosed without the consent of Party A.

(2)	When Party B provides confidential information to Party A, if provided in a written form, the information shall be marked “confidential”. If provided in an oral or visual form, Party B shall notify Party A that the information is confidential and confirm in writing within five (5) days after the notification, which shall indicate that the information provided is confidential.

(3)	Confidential information can only be known by the relevant principals or employees of both Parties with respect to the transfer of the copyright under this Contract. Before the confidential information is known by such personnel of both Parties, either Party shall notify its own personnel concerning the confidentiality of the information and their relevant obligations, guarantee such personnel accept to be bound by this Contract in writing and ensure that such personnel be responsible to maintain a level of confidentiality no less than that as specified under this Contract.

(4)	Party A shall keep the confidential information provided by Party B properly. Party B shall not be liable for the disclosure of technology secrets by upgrading the software or technology maintenance by Party A together with a third party after obtaining the copyright.

(5)	The confidentiality period of this Contract involving relevant technology content is from October 10, 2007 to December 31, 2012.

(6)	The failure to comply with the confidentiality obligations shall be deemed as a breach of contract by Party B under this Contract, and Party B shall be liable for such breach of contract in accordance with PRC Contract Law, as well as the liquidated damages for such breach and Party A’s damages as a result of such breach in accordance with the provisions of this Contract.

IV.	Geographical Scope and Manner to Use Non-patent Technology:

Party A: (1) After this transfer, Party A has the complete copyright of <Tian Long Ba Bu Online Game Software v1.0>. (2) The technology transferred from Party B to Party A shall be kept confidential with respect to third parties and shall not be

English Translation

disseminated or transferred. However, after obtaining the copyright, Party A has the right to invite a third party (either Party B or other persons) to develop or upgrade the follow-up version without the confidentiality restrictions.

Party B: After this transfer, Party B no longer has any rights to the copyright of <Tian Long Ba Bu Online Game Software v1.0>.

V.	Acceptance Criteria and Methods:

If the technology projects under this Contract as used by Party A during its trial operation achieve the technical content and requirements as set out in Article I of this Contract within fifteen (15) days, Party A shall provide the certificate for acceptance and compliance in an electronic file in accordance with the standards agreed upon by both Parties.

VI.	Fees and Payment:

(1)	Total amount agreed upon: RMB 87,263,800,

The technology transaction amount included: RMB 87,263,800.

(2)	The payment method (Please choose method )

	One-time payment: RMB 87,263,800; Payment Time: Party A shall pay to Party B within sixty (60) business days upon the certificate for acceptance and compliance for the technology projects.

‚	Installments: —

ƒ	Revenue Sharing: —

„	Turnover Share: —

…	Other Methods: —

VII.	Calculation Method of Compensation and Liquidated Damagers:

If a Party breaches this Contract, the defaulting Party shall be liable for breach of contract in accordance with PRC Contract Law.

(1)	Party B shall be liable for breach of contract for violating Article II of this Contract and shall be required to take remedial measures and/or pay liquidated damages as follows:

If Party B fails to deliver the required technical materials to Party A in accordance with the place, time and method hereunder, it shall pay to Party A liquidated damages in the amount equal to of 5% of the technology transfer fees.

English Translation

(2)	Party B shall be liable for breach of contract for violating Article III and Article IV of this Contract and shall be required to take remedial measures and/or pay liquidated damages as follows:

During the term of this Contract and the confidentiality period as agreed upon by both Parties, if Party B disseminates or transfers the technology of Party A to a third party without the consent of Party A, it shall return the technology transfer fees in total and be liable for liquidated damages in the amount equal to 100% of the technology transfer fees.

(3)	Party B shall be liable for breach of contract for violating Article V of this Contract and shall be required to take remedial measures and/or pay liquidated damages as follows:

Where the technology provided to Party A by Party B hereunder fails to satisfy the technical content and requirements as indicated in Article I of this Contract, Party B shall timely correct and improve it; where the technology still fails to satisfy the technical content and requirements in Article I of this Contract after its correction and improvement, Party B shall pay to Party A liquidated damages in the amount equal to 10% of the technology transfer fees and the damages incurred by Party A.

(4)	Party A shall be liable for breach of contract for violating the Article VI of this Contract and shall be required to take remedial measures and/or pay liquidated damages as follows:

If Party A fails to pay the technology transfer fees to Party B in accordance with the time and the quantity hereunder, Party A shall pay liquidated damages in the amount determined in accordance with the rules of deferred payment as stipulated by the bank.

VIII.	Contents of Technology Guidance (including guidance place, manner and fees):

(1)	Party B shall provide technology guidance to the technical and management personnel of Party A in two aspects:

i.	Application guidance—the provision of instruction with respect to the usage and maintenance of the software program under this Contract. Party B shall provide free of charge the application guidance, for a week at Party B’s office from the effective date of this Contract, to Party A to ensure that Party A’s technical personnel are proficient in using and maintaining the software program.

English Translation

ii.	Management guidance—provision of instruction to Party A’s relevant management personnel with respect to the technology framework and the development of the software program and the game’s operation under this Contract. The management guidance shall be provided free of charge, at Party B’ office for one day, within one week from the effective date of this Contract, to the management personnel called by Party A.

(2)	Party B shall provide guidance to Party A based on the content, place and manner described in this Contract. If Party B proposes any change, it shall issue a written notice and bear all fees and expenses incurred by such change.

IX.	Provision and Share of Follow-up Improvement:

Follow-up improvement hereunder means any innovation and improvement to the technological achievement during the effective period of this Contract made by each Party or both Parties.

Both Parties hereby agrees that the follow-up improvement shall be accomplished by Party A or the third party appointed by Party A and the achievement of the follow-up improvement shall belong to Party A.

X.	Settlement of Disputes:

Any dispute arising out of the performance of this Contract shall be settled by both Parties through friendly consultations. Should such disputes fail to be settled through negotiations or consultations; the Parties agree to take one of the following methods to settle such dispute:

(1)	Arbitration at the Beijing Arbitration Commission

(2)	Litigation at — the People’s Court

 Defendant’s Place ‚ Performance Place of Contract ƒ Singing Place of Contract „ Plaintiff’s Place … Place of Dispute Target

English Translation

XI.	Interpretation and Definitions:

All terms and definitions hereunder are set forth below:

(1)	FairyLib means an efficient and complete 3D engine. It can give materials and texture to objects, compute degrees of brightness and shadows according to the set scene. Based on that, a complete picture or a piece of cartoon will be produced by the program.

(2)	Asymmetric Encryption Exchange Technology means the different encryption algorithms applicable for both encryption and decryption, also known as a public-private key cryptography. Common encryption algorithms include RSA, ECC (for mobile devices), Diffie-Hellman, El Gammal and DSA (for digital signature).

(3)	Distributed Calculation means a type of computer science, which researches how to divide a huge calculation into small parts, to calculate the small parts and then, at last, to calculate such results collectively.

(4)	Cross-platform Game System means the game program written of such system on the platform and is also applicable to other platforms.

(5)	Script Engine means a computer programming language interpreter, whose function is to interpret the programming text of users, translate such text into machinery code executable by computers and to complete a series of functions.

XII.	Miscellaneous:

(1)	Term of Contract

i.	Payment Date: After Party B completes the delivery of the technology information in accordance with Article II of this Contract and Party A completes the check and acceptance as specified under Article V of this Contract, Party A shall make an one-time payment of the total amount within sixty (60) business days upon the completion of the check and acceptance.

ii.	The Confidentiality Term shall comply with Clause (5) under Article III of this Contract.

(2)	Any supplementary agreement for the pending matters shall be made in writing by both Parties and shall have same legal effect as the Contract.

English Translation

(3)	The Contract is made in four (4) original copies. Each Party holds two (2) original copies respectively. This Contract becomes effective upon its execution.

[No Text Below]

English Translation

Transferee (Party A): Beijing Gamease Age Digital Technology Co., Ltd. (Seal)

Authorized Representative: Tao WANG (Seal)

Address: Room 1197, Building 3, No.3 Xijing Road, Badachu Hi-Tech Park, Shijingshan District, Beijing

Transferor (Party B): Beijing Fire Fox Digital Technology Co., Ltd. (Seal)

Authorized Representative: Chaoyang ZHANG (Seal)

Address: Room 5, Floor 10, SOHO Network Plaza, No.9 Zhongguancun East Road, Haidian District, Beijing